Exhibit 5.1

Our ref AEO/629535/2169873v6

Your ref

AirMedia Group Inc. Room 707, No. 8 Yong An Dong Li Jianguomen Wai Chaoyang District, Beijing 100022 People’s Republic of China	Direct: Mobile: E-mail:	+852 2971 3004 +852 9096 1004 barry.mitchell@maplesandcalder.com

19 October 2007

Dear Sirs

AirMedia Group Inc.

We have acted as Cayman Islands legal advisers to AirMedia Group Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), that was confidentially filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 17 July 2007, as amended to date relating to the offering by the Company of certain American Depositary Shares representing the Company’s ordinary shares of par value US$0.001 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1 DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 12 April 2007; the Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution passed on 27 September 2007 and the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by a special resolution passed on 19 October 2007 (the “Memorandum and Articles of Association”);

1.2	the written shareholders’ resolutions dated 19 October 2007;

1.3	the written resolutions of the board of directors dated 19 October 2007;

1.4	a certificate from a Director of the Company addressed to this firm dated 19 October 2007, a copy of which is attached hereto (the “Director’s Certificate”); and

1.5	the Registration Statement.

2 ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3 OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$500,000 divided into (i) 451,400,000 Ordinary Shares of par value US$0.001 each, (ii) 32,600,000 redeemable convertible Series A preferred shares of par value US$0.001 each and (iii) 16,000,000 redeemable convertible Series B preferred shares of par value US$0.001 each.

3.3	The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4 QUALIFICATIONS

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ MAPLES and CALDER
MAPLES and CALDER

Exhibit 5.1b

AirMedia Group Inc.

PO Box 309GT, Ugland House,

South Church Street, George Town,

Grand Cayman, Cayman Islands

October 19, 2007

To:	Maples and Calder

1504 One International Finance Centre

1 Harbour View Street

Hong Kong

Dear Sirs

AirMedia Group Inc. (the “Company”)

I, Man Guo, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 27 September 2007 remain in full force and effect and save for the further amended and restated memorandum and articles of association as adopted by a special resolution passed 19 October 2007 are otherwise unamended.

2	The written resolutions of the shareholders dated 19 October 2007 (the “Shareholders’ Resolutions”) were signed by all shareholders in the manner prescribed in the articles of association of the Company.

3	The written resolutions of the board of directors dated 19 October 2007 (this, together with the Shareholders’ Resolutions are collectively referred to as the “IPO Resolutions”) were signed by all the directors in the manner prescribed in the articles of association of the Company.

4	The authorised share capital of the Company is US$500,000 divided into (i) 451,400,000 Ordinary Shares of par value US$0.001 each; (ii) 32,600,000 redeemable convertible Series A preferred shares of par value US$0.001 each and (iii) 16,000,000 redeemable convertible Series B preferred shares of par value US$0.001 each.

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Ordinary Shares.

6	The IPO Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Mr. Barry Mitchell) to the contrary.

Signature:	/s/ Man Guo
Director

2